Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS AND UPDATES FISCAL YEAR 2016 OUTLOOK

Q3 Revenue Increased 35% Year-over-Year; Year-to-date Revenue Up 34%

MINNEAPOLIS, MN, November 10, 2016 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home, today reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Highlights:

•	Total revenue of $22.6 million, up 35% year-over-year, compared to revenue of $16.8 million in the third quarter of 2015.
•	Flexitouch® revenue increased 33% year-over-year to $19.4 million, from $14.6 million.
•	Revenue from other products, consisting of revenue from sales of the Company’s Entré™ and ACTitouch® Systems, increased 47% year-over-year, to $3.2 million, from $2.2 million.
•	Operating income of $1.0 million, or 4.3% of total revenue, compared to $1.5 million, or 8.7% of total revenue, in the third quarter of 2015.
•	Net income of $0.5 million, compared to net income of $0.9 million in the third quarter of 2015.
•	Adjusted EBITDA of $1.9 million, compared to $1.8 million in the third quarter of 2015.
•

On August 2, 2016, the Company closed an initial public offering (IPO) of its common stock that resulted in the sale of 4,120,000 shares at a public offering price of $10.00 per share. The Company received net proceeds from the IPO of approximately $35.4 million, after deducting underwriting discounts and offering expenses.

•

On September 22, 2016, the Company announced that it had received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for the Flexitouch System in treating lymphedema of the head and neck, a common consequence of head and neck cancer.

“Revenue growth of 35% in the third quarter continued the impressive performance that we delivered in the first half of 2016,” said Gerald R. Mattys, Chief Executive Officer. “Our top-line growth this year reflects the powerful combination of our field team expansion, growing awareness among clinicians and patients of our Flexitouch technology’s clinical benefits, and the increase in payer contracts that expands patient access to our products.”

Mr. Mattys continued: “Looking forward, we expect continued success as we focus on the core elements of our growth strategy: expanding our sales coverage to further penetrate the U.S. market, growing the portfolio of clinical and economic support for our innovative home care technologies, expanding reimbursement coverage, and introducing new products to address the unmet needs of the large and growing lymphedema and chronic venous insufficiency patient populations.”

The following table summarizes revenues by product for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Increase / Decrease		Nine Months Ended September 30,		Increase / Decrease
($,thousands)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Flexitouch System	19,387	14,609	4,778	32.7%	47,988	36,098	11,890	32.9%
Entré & ACTitouch Systems	3,248	2,211	1,037	46.9%	8,076	5,614	2,462	43.9%
Total Revenue:	$ 22,635	$ 16,820	$ 5,815	34.6%	$ 56,064	$ 41,712	$ 14,352	34.4%

Third Quarter 2016 Financial Results:

Total revenue increased $5.8 million, or 35%, year-over-year, to $22.6 million, compared to $16.8 million for the quarter ended September 30, 2015. The increase in revenue was driven by an increase of $4.8 million, or 33%, year-over-year, in sales of the Flexitouch System and an increase of $1.0 million, or 47%, year-over-year, in sales of the Entré and ACTitouch Systems. The increase in Flexitouch sales was primarily driven by the expansion of the Company’s sales force, increased physician and patient awareness of the lymphedema condition, and increased contractual coverage with national and regional insurance payers.

Gross profit increased $4.0 million, or 32%, year-over-year, to $16.4 million, compared to $12.4 million for the third quarter of 2015. Gross margin of 72% of sales in the third quarter of 2016 compared to 73% of sales for the third quarter of 2015. The change in gross margin rate year-over-year was driven primarily by payer and product mix effects.

Operating expenses increased $4.5 million, or 41%, year-over-year, to $15.4 million, compared to $10.9 million for the third quarter of 2015. The increase in total operating expenses in the third quarter was primarily driven by an increase of $2.8 million, or 45%, in sales and marketing expenses due to field sales team expansion and increased variable sales expense on higher revenues, and a $1.5 million, or 42%, increase in reimbursement, general and administrative expenses due to increased personnel, stock compensation expense and incremental public company costs.

Operating income decreased approximately $0.5 million to $1.0 million, compared to $1.5 million for the third quarter of 2015. Operating margin decreased to 4.3% of sales in the third quarter of 2016, compared to 8.7% of sales for the third quarter of 2015.

Net income decreased $0.4 million year-over-year, to $0.5 million, compared to $0.9 million for the third quarter of 2015. Net income attributable to common stockholders increased to $0.2 million, or $0.01 per diluted share, compared to net income attributable to common stockholders of $0.1 million, or $0.03 per diluted share, last year. Net income attributable to common stockholders in the third quarter of 2016 reflected the accrual of convertible preferred dividends of $0.2 million, compared to $0.5 million last year, as well as the allocation of undistributed earnings to preferred stockholders of approximately $0.1 million, compared to $0.3 million for the third quarter of 2015.  Weighted average shares used to compute diluted net income per share were 14.0 million and 4.8 million for the third quarter of 2016 and 2015, respectively.

Nine-Months 2016 Financial Results:

Total revenue for the nine months ended September 30, 2016 increased $14.4 million, or 34%, year-over-year, to $56.1 million, compared to $41.7 million for the nine months ended September 30, 2015. The increase in revenue was driven by an increase of approximately $11.9 million, or 33%, year-over-year, in sales of the Flexitouch System and an increase of approximately $2.5 million, or 44%, year-over-year, in sales of the Entré and ACTitouch Systems, compared to the nine months ended September 30, 2015.

Net income for the nine months ended September 30, 2016 increased approximately $0.4 million, to $0.5 million, compared to net income of $0.1 million for the nine months ended September 30, 2015.  Net loss attributable to common stockholders for the nine months ended September 30, 2016 and September 30, 2015, was $0.7 million, or $0.12 per diluted share, and $1.3 million, or $0.44 per diluted share, respectively. Net loss attributable to common stockholders for the nine months ended September 30, 2016 includes the accrual of convertible preferred dividends of $1.2 million, compared to $1.4 million for the nine months ended September 30, 2015. Weighted average shares used to compute diluted net loss per share were 6.3 million and 2.9 million for the nine months ended September 30, 2016 and 2015, respectively.

Cash Position at September 30, 2016

As of September 30, 2016, cash and cash equivalents were $39.3 million, and the Company had no debt outstanding, compared to $7.1 million of cash and cash equivalents and no debt outstanding as of December 31, 2015. On August 2, 2016, the Company completed its IPO, raising net proceeds of approximately $35.4 million, after deducting underwriting discounts and offering expenses of approximately $5.8 million. The Company paid $8.2 million in cumulative accrued dividends to its Series A preferred stockholders from the net offering proceeds. Additionally, the Company generated $4.3 million in cash flow from operations in the nine months ended September 30, 2016.

Updated Fiscal Year 2016 Outlook:

For the full year 2016, the Company expects total revenue in the range of $79.5 million to $81.5 million, representing growth of 26% to 30% year-over-year, compared to total revenue of $62.9 million in fiscal year 2015. This compares to the Company’s prior revenue guidance range of $77.0 million to $79.0 million.

Conference Call:

Management will host a conference call at 5:00 p.m. Eastern Time on November 10th to discuss the results of the quarter, and to host a question and answer session. Those who would like to participate may dial 866-393-4306 (734- 385-2616 for international callers) and provide access code 98522691. A live webcast of the call will also be provided on the investor relations section of the Company's website at Investors.tactilemedical.com.

About Tactile Systems Technology, Inc.:

Tactile Systems Technology, Inc. (“Tactile Medical”) is a  medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home. The Company is the sole manufacturer and distributor of the Flexitouch and Entré Systems, medical devices to help control symptoms of lymphedema, a chronic and progressive medical condition that is often an unintended consequence of cancer treatment, and the ACTitouch System, a medical device to treat venous leg ulcers and chronic venous insufficiency. The Company provides products for use both in the home and in health care institutions, including hospitals and vascular, wound and lymphedema clinics throughout the United States.  For additional information, please visit http://www.tactilemedical.com. To receive future press releases via email, please visit http://ir.stockpr.com/tactile/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses;  price increases for supplies and components; and the inability to carry out research, development and commercialization plans.  In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including the final prospectus for the Company’s initial public offering. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2016	2015
(In thousands, except share and per share data)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$39,294	$7,060
Accounts receivable, net	13,021	14,151
Inventories	6,248	5,781
Deferred income taxes	1,781	1,766
Prepaid expenses	808	602
Total current assets	61,152	29,360
Property and equipment, net	1,399	1,346
Other assets
Patent costs, net	2,304	2,489
Medicare accounts receivable – long term	1,644	2,039
Deferred income taxes	387	402
Other non-current assets	50	1,337
Total other assets	4,385	6,267
Total assets	$66,936	$36,973

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$4,808	$3,336
Accrued payroll and related taxes	4,250	3,355
Accrued expenses	1,212	916
Future product royalties	265	991
Income taxes payable	172	904
Total current liabilities	10,707	9,502
Long-term liabilities
Deferred compensation	150	193
Total liabilities	10,857	9,695
Convertible preferred stock
Series B convertible preferred stock; $0.001 par value, no shares authorized, issued or outstanding as of September 30, 2016 and 5,319,066 shares authorized and 2,733,468 shares issued and outstanding as of December 31, 2015	—	12,599
Series A convertible preferred stock; $0.001 par value, no shares authorized, issued or outstanding as of September 30, 2016 and 3,112,153 shares authorized and 3,108,589 shares issued and 3,061,488 shares outstanding as of December 31, 2015	—	20,328
Stockholders’ equity (deficit)
Preferred stock; $0.001 par value, 50,000,000 shares authorized and no shares issued and outstanding as of September 30, 2016	—	—
Common stock; $0.001 par value, 300,000,000 shares authorized, 16,812,655 shares issued and 16,746,645 shares outstanding as of September 30, 2016, and 14,184,175 shares authorized, 3,222,902 shares issued and outstanding as of December 31, 2015	17	3
Additional paid-in capital	61,214	—
Accumulated deficit	(5,152)	(5,652)
Total stockholders’ equity (deficit)	56,079	(5,649)
Total liabilities and stockholders’ equity (deficit)	$66,936	$36,973

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues, net	$22,635	$16,820	$56,064	$41,712
Cost of goods sold	6,282	4,466	15,417	11,839
Gross profit	16,353	12,354	40,647	29,873
Operating expenses
Sales and marketing	8,979	6,199	23,858	17,297
Research and development	1,285	1,094	3,314	2,922
Reimbursement, general and administrative	5,115	3,599	12,495	9,448
Total operating expenses	15,379	10,892	39,667	29,667
Income from operations	974	1,462	980	206
Other income	10	3	20	18
Income before income taxes	984	1,465	1,000	224
Income tax expense	492	589	500	90
Net income	492	876	500	134
Convertible preferred stock dividends	224	470	1,247	1,396
Allocation of undistributed earnings to preferred stockholders	99	262	—	—
Net income (loss) attributable to common stockholders	$169	$144	$(747)	$(1,262)
Net income (loss) per common share attributable to common stockholders
Basic	$0.01	$0.05	$(0.12)	$(0.44)
Diluted	$0.01	$0.03	$(0.12)	$(0.44)
Weighted-average common shares used to compute net income (loss) per common share attributable to common stockholders
Basic	12,253,877	3,148,294	6,317,875	2,854,112
Diluted	13,982,799	4,799,308	6,317,875	2,854,112

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2016	2015
Cash flows from operating activities
Net income	$500	$134
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	675	622
Deferred income taxes	—	90
Stock-based compensation expense	859	232
Deferred compensation	—	(6)
Change in allowance for doubtful accounts	465	250
Changes in assets and liabilities
Accounts receivable	665	1,092
Inventories	(467)	(1,849)
Prepaid expenses and other non-current assets	(233)	(708)
Medicare accounts receivable – long-term	395	(704)
Accounts payable	1,695	1,053
Accrued payroll and related taxes	895	246
Accrued expenses and income taxes payable	(387)	(173)
Future product royalties	(726)	(445)
Net cash provided by (used in) operating activities	4,336	(166)
Cash flows from investing activities
Purchases of property and equipment	(518)	(420)
Patent costs	(24)	(18)
Net cash used in investing activities	(542)	(438)
Cash flows from financing activities
Payments on notes payable	—	(7)
Proceeds from exercise of common stock options and warrants	224	867
Dividends paid on preferred stock	(8,207)	—
Fees paid for IPO	(4,777)	—
Proceeds from IPO	41,200	—
Net cash provided by financing activities	28,440	860
Net change in cash and cash equivalents	32,234	256
Cash and cash equivalents – beginning of period	7,060	5,416
Cash and cash equivalents – end of period	$39,294	$5,672
Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$1,261	$226

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA represents net income less interest income, net, plus income tax expense, depreciation and amortization and stock-based compensation expense.  Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance.  Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.  The Company believes Adjusted EBITDA is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry.  The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis.  The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Tactile Systems Technology, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($, thousands)	2016	2015	2016	2015
GAAP Net Income	$492	$876	$500	$134
Interest income, net	(6)	(3)	(16)	(18)
Income tax expense	492	589	500	90
Depreciation and amortization	237	212	675	622
Stock-based compensation expense	709	87	859	232
Adjusted EBITDA	$1,924	$1,761	$2,518	$1,060